UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

(Date of Report (Date of earliest event reported)): April 2, 2007
W. P. CAREY & CO. LLC

(Exact name of registrant as specified in its charter)

DELAWARE	001-13779	13-3912578

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Rockefeller Plaza New York, NY (Address of principal executive offices)	10020 (Zip Code)
(212) 492-1100
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS.
SIGNATURES

ITEM	5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS.
On April 2, 2007, Trevor P. Bond, age 45, was appointed to the board of directors of the registrant and will serve as an independent director until the next shareholders’ meeting. He has also been nominated for election to a one-year term at the shareholders’ meeting. With the addition of Mr. Bond, the registrant's board of directors was expanded to twelve members.
Mr. Bond has been the managing member of a private investment vehicle, Maidstone Investment Co., LLC, since 2002, investing in real estate limited partnerships for his personal account. Mr. Bond served in several management capacities for Credit Suisse Securities (USA) LLC (“Credit Suisse”) from 1992 to 2002, including: co-founder of Credit Suisse’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to Credit Suisse, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received his M.B.A. from Harvard University. Mr. Bond previously served as a director of three of the registrant’s affiliated REITs, CPA®:14 and CPA®:15 and CPA®:16 — Global, from which positions he has resigned prior to appointment to the board of the registrant.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. CAREY & CO. LLC
Date: April 4, 2007	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and acting Chief Financial Officer